Certificate of Amendment of the
                Certificate of Incorporation of EDO Corporation
               Under Section 805 of the Business Corporation Law

Frank A. Fariello, the Chairman and Chief Executive Officer, and Marvin D. Genzer, the Secretary, of EDO Corporation, certify as follows:

1. The name of the corporation is EDO Corporation (the "Company").

2. The Certificate of Incorporation was filed by the Department of State on October 16, 1925.

3. The Certificate of Incorporation is amended to change the location of the office of the Company and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Company that is served upon him or her.

4. Article FOURTH of the Certificate of Incorporation is amended to read as follows:

         The office of the Corporation is to be located in the City of New York, Borough of Manhattan, County of New York and State of New York. The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served within the State of New York, and the address to which the Secretary of State shall mail a copy of any process against the Corporation which may be served upon him or her pursuant to law is EDO Corporation, 60 East 42nd Street, Suite 5010, New York, NY 10165.

5. The above amendment to the Certificate of Incorporation was authorized by vote of the Company's Board of Directors, pursuant to Sections 803(b)(1) and 803(b)(2) of the New York Business Corporation Law.

IN WITNESS WHEREOF, we have executed this certificate and affirm the truth of the statements set forth herein under penalty of perjury on this 29 day of July, 1998.

s/Frank A. Fariello
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Frank A. Fariello
Chairman & Chief Executive Officer


s/Marvin D. Genzer
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Marvin D. Genzer
Secretary